UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Under § 240.14a-12

Matthews International Corporation
(Name of Registrant as Specified In Its Charter)

BARINGTON COMPANIES EQUITY PARTNERS, L.P.

BARINGTON COMPANIES INVESTORS, LLC

BARINGTON CAPITAL GROUP, L.P.

LNA CAPITAL CORP.

JAMES MITAROTONDA

ANA B. AMICARELLA

CHAN W. GALBATO

1 NBL EH, LLC

JOSEPH GROMEK

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Barington Companies Equity Partners, L.P. (“Barington”), together with the other participants named herein, has filed a definitive proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of Barington’s slate of director nominees at the 2025 annual meeting of shareholders (the “Annual Meeting”) of Matthews International Corporation, a Pennsylvania corporation (the “Company”).

On January 8, 2025, Barington issued the following press release:

Barington Capital Group Statement on Matthews International’s Sale of
SGK Brand Solutions

NEW YORK, January 8, 2025 -- Barington Capital Group, L.P. (“Barington Capital”) and certain of its affiliates (collectively “Barington” or “we”), a fundamental, value-oriented activist investor that beneficially owns approximately 1.9% of the outstanding common stock of Matthews International Corporation (NASDAQ: MATW) (“Matthews” or the “Company”), today issued the following statement in response to Matthews’ planned sale of SGK Brand Solutions (“SGK”):

“Since 2022, Barington has urged Matthews to simplify its portfolio. Indeed, Barington has repeatedly proposed the sale of the Company’s SGK segment, a poorly performing business that has resulted in a write down of more than $266.2 million under the Company’s ownership. While we are pleased that the Company is taking this step today, it is unfortunate that it occurred only after Barington called for changes to Matthews’ management and Board of Directors.

“We believe the SGK transaction not only highlights one of the many value-creating opportunities available to Matthews’ shareholders, but also the importance of having Barington’s nominees on the Matthews Board. We believe our nominees, if elected, will bring the fresh perspectives, as well as the financial, corporate strategy and turnaround expertise, that Matthews requires to maximize shareholder value.”

For additional information regarding Barington’s campaign at Matthews, visit: https://barington.com/matthews

ABOUT BARINGTON CAPITAL GROUP, L.P.

Barington Capital Group, L.P. is a fundamental, value-oriented activist investment firm established by James Mitarotonda in January 2000. Barington invests in undervalued publicly traded companies that Barington believes can appreciate significantly in value when substantive improvements are made to their operations, corporate strategy, capital allocation and corporate governance. Barington’s investment team, advisors and network of industry experts draw upon their extensive strategic, operating and boardroom experience to assist companies in designing and implementing initiatives to improve long-term shareholder value.

Media Contact:
Jonathan Gasthalter/Amanda Shpiner
Gasthalter & Co.
212-257-4170